Exhibit 5.1

[Letterhead of Wachtell, Lipton, Rosen & Katz]

      May 14, 2015

AbbVie Inc.

1 North Waukegan Road
North Chicago, Illinois 60064

Re:  Current Report on Form 8-K Filed on May 14, 2015

Ladies and Gentlemen:

We have acted as special counsel to AbbVie Inc. (the “Company”), a Delaware corporation, in connection with the issuance and sale by the Company of $3,000,000,000 aggregate principal amount of its 1.800% senior notes due 2018 (the “2018 Notes”), $3,750,000,000 aggregate principal amount of its 2.500% senior notes due 2020 (the “2020 Notes”), $1,000,000,000 aggregate principal amount of its 3.200% senior notes due 2022 (the “2022 Notes”), $3,750,000,000 aggregate principal amount of its 3.600% senior notes due 2025 (the “2025 Notes”), $2,500,000,000 aggregate principal amount of its 4.500% senior notes due 2035 (the “2035 Notes”) and $2,700,000,000 aggregate principal amount of its 4.700% senior notes due 2045 (together with the 2018 Notes, the 2020 Notes, the 2022 Notes, the 2025 Notes and the 2035 Notes, the “Notes”).

The Notes were sold pursuant to an underwriting agreement, dated May 5, 2015, between the Company and Morgan Stanley & Co. LLC, Barclays Capital Inc., Deutsche Bank Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, for themselves and as representatives of the several other underwriters named therein. The Notes were issued pursuant to the Prospectus Supplement, dated May 5, 2015 (the “Prospectus Supplement”) and filed with the Securities and Exchange Commission (the “SEC”) on May 7, 2015, and the Prospectus dated April 27, 2015, filed as part of the shelf registration statement (File No. 333-203677) that became effective under the Securities Act of 1933, as amended, when filed with the SEC on April 27, 2015 (the “Registration Statement”).  The Notes were issued under a base indenture dated as of November 8, 2012 (the “Base Indenture”) between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by Supplemental Indenture No. 2, dated as of May 14, 2015, between the Company and the Trustee (the Base Indenture as amended by Supplemental Indenture No. 2, the “Indenture”).  The Supplemental Indenture No. 2 and the form of Notes are filed as exhibits to the Company’s Current  Report on Form 8-K dated the date hereof.

In rendering this opinion, we have examined and relied on such corporate records and other documents, and we have reviewed such matters of law, as we have deemed necessary or appropriate.  In rendering this opinion, we have, with your consent, relied upon oral and written representations of officers of the Company and certificates of officers of the Company and public officials with respect to the accuracy of the factual matters addressed in such representations and certificates.  In addition, in rendering this opinion we have, with your consent, assumed (a) the authenticity of original documents and the genuineness of all signatures, (b) the conformity to the originals of all documents submitted to us as copies, (c) each natural person signing any document reviewed by us had the legal capacity to do so, (d) each person signing in a representative capacity any document reviewed by us had authority to sign in such capacity, (e) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed, (f) all Notes will be issued and sold in compliance with applicable federal and state securities laws, including applicable provisions of “blue sky” laws, and in the manner stated in the Registration Statement and the Prospectus Supplement, and (g) the organizational documents of the Company, each as amended to the date hereof, will not have been amended from the date hereof in a manner that would affect the validity of the opinion rendered herein.  We have also assumed that the execution, delivery and performance of the Indenture, the Notes and the Underwriting Agreement (the “Transaction Documents”) will not (a) violate, conflict with or result in a breach of, or require any consent under, the charters, bylaws or equivalent organizational documents of any party to such documents or the laws of the jurisdictions of organization or other applicable laws with respect to such parties, (b) violate any requirement or restriction imposed by any order, writ, judgment, injunction, decree, determination or award of any court or governmental body having jurisdiction over any party to such documents or any of their respective assets or (c) constitute a breach or violation of any agreement or instrument that is binding on any party to the Transaction Documents.  We have also assumed that each party to the Transaction Documents other than the Company (in the case of parties that are not natural persons) has been duly organized and is validly existing and in good standing under its jurisdiction of organization, that each such party (other than, with respect to the Company, the Notes) has the legal capacity, power and authority (corporate or otherwise) to enter into, deliver and perform its obligations thereunder and that each of the Transaction Documents (other than, with respect to the Company, the Notes) constitutes the valid and legally binding obligation of all such parties, enforceable against them in accordance with its terms.  As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others.

Based on the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that the Notes, when authenticated by the Trustee in the manner provided in the Indenture and issued and delivered against payment of the purchase price therefor, will be the valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

The opinion set forth above is subject to the effects of (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally, (b) general equitable principles (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing) regardless of whether considered in a proceeding in equity or at law, (c) applicable law and public policy with respect to rights to indemnity and contribution, (d) an implied covenant of good faith and fair dealing, (e) provisions of law that require that a judgment for money damages rendered by a court in the United States be expressed only in United States dollars, (f) limitations by any governmental authority that limit, delay or prohibit the making of payments outside the United States and (g) generally applicable laws that (i) provide for the enforcement of oral waivers or modifications where a material change of position in reliance thereon has occurred or provide that a course of performance may operate as a waiver, (ii) limit the availability of a remedy under certain circumstances where another remedy has been elected, (iii) limit the enforceability of provisions releasing, exculpating or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves negligence, gross negligence, recklessness, willful misconduct or unlawful conduct, (iv) may, where less than all of a contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange, (v) may limit the enforceability of provisions providing for compounded interest, imposing increased interest rates or late payment charges upon delinquency in payment or default or providing for liquidated damages or for premiums upon acceleration and (vi) limit the waiver of rights under usury laws.  We express no opinion as to whether, or the extent to which, the laws of any particular jurisdiction apply to the subject matter hereof, including, without limitation, the enforceability of the governing law provision contained in the Notes or the Indenture.  Furthermore, the manner in which any particular issue relating to the opinions would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it.  We express no opinion as to the effect of Section 210(p) of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

This letter is given on the basis of the law and the facts existing as of the date hereof.  We assume no obligation to advise you of changes in matters of fact or law which may thereafter occur.  Our opinion is based on statutory laws and judicial decisions that are in effect on the date hereof, and we do not opine with respect to any law, regulation, rule or governmental policy which may be enacted or adopted after the date hereof.

We are members of the bar of the State of New York, and we have not considered, and we express no opinion as to, the laws of any jurisdiction other than the laws of the State of New York, the federal securities laws of the United States of America and the General Corporation Law of the State of Delaware, in each case as in effect on the date hereof (the “Relevant Laws”).  Without limiting the generality of the foregoing definition of Relevant Laws, the term “Relevant Laws” does not include any law, rule or regulation that is applicable to the Company or the Transaction Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Transaction Documents or any of its affiliates due to the specific assets or business of such party or such affiliate.

We hereby consent to the filing of copies of this opinion as an exhibit to the Company’s Current Report on Form 8-K dated the date hereof, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, and the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz